Exhibit 99.1

NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

Dateline:	Fergus Falls, Minnesota
For release:	May 2, 2005	Financial Media

Otter Tail Corporation Announces Strong First Quarter Results Driven by Improvement in Nonelectric Operations, Raises Total Guidance

Otter Tail Corporation (NASDAQ: OTTR) announced financial results for the quarter ended March 31, 2005 with the following highlights:

•	Consolidated net income from continuing operations increased to $11.0 million for the first quarter of 2005 compared with $8.2 million for the first quarter of 2004.

•	Total consolidated net income, which includes discontinued operations, increased to $10.0 million for the first quarter of 2005 compared with $8.3 million for the first quarter of 2004.

•	Diluted earnings per share from continuing operations increased to $0.37 for the first quarter of 2005 compared with $0.31 for the first quarter of 2004.

•	Total diluted earnings per share, which includes discontinued operations, increased to $0.33 for the first quarter of 2005 compared with $0.31 for the first quarter of 2004. First quarter 2005 discontinued operations include a $1.6 million after-tax charge related to the expected sale of St. George Steel (SGS) Fabrication, Inc.

Announcements:

•	On April 11, 2005 the Board of Directors declared a quarterly common stock dividend of 28 cents per share.

•	On April 27, 2005 the corporation renewed its line of credit and increased the amount available under the line from $70 million to $100 million. The renewed agreement expires on April 26, 2006.

•	The corporation has signed a definitive agreement with Arvig Enterprises, Inc. to sell Midwest Information Systems, Inc. (MIS). The transaction is currently awaiting approval from regulatory agencies and closing is expected to occur by the end of June 2005. MIS results of operations are included in discontinued operations.

•	The corporation is reaffirming its 2005 diluted earnings per share guidance from continuing operations to be in the range of $1.50 to $1.70 and increasing its total diluted earnings per share guidance to be in the range from $1.80 to $2.00, which includes expected gains and losses from discontinued operations.

“We are very pleased with our strong first quarter operating results for 2005,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “Bolstered by growth in the nonelectric segments, consolidated earnings grew by $1.7 million over the first quarter of 2004 despite the fact that earnings from the electric segment declined.” Erickson said the electric results were in line with the corporation’s previously stated outlook for 2005, which anticipated a reduction in wholesale electric margins primarily because of uncertainty in wholesale electric markets with the introduction of the Midwest Independent Transmission System Operator (MISO) markets. “The results from this quarter show the value of our strategy, which couples a diversified group of nonelectric companies with the relatively stable and solid performance from the electric segment.”

“We are encouraged by the strong performance of our nonelectric business segments, which, in aggregate, produced a $5.0 million increase in net income from continuing operations in the first quarter of 2005 compared to the first quarter of 2004,” Erickson said. “These results were led by record performance for the first quarter in our plastics segment and an increase in net income in our manufacturing operations. We also had improvement in our health services segment.” He noted the net income results included $0.7 million from a new segment, food ingredient processing, which was created as a result of the acquisition of Idaho Pacific Holdings, Inc. in August 2004.

Erickson also said he is encouraged by the progress made to date with the pending sales of MIS and SGS. “We are a long-term owner, but we will consider divesting an operating company if the sale is in the best interest of shareholders and is appropriate given the long-term strategic fit of the business within our organization,” he said.

Erickson anticipates that the corporation’s good start to the year will carry through 2005. “We expect solid performance for the remainder of 2005,” he said. “We are increasing our earnings guidance from total operations, which includes discontinued operations, from a range of $1.70 to $1.90 up to a range of $1.80 to $2.00. We are also reaffirming our earnings guidance of $1.50 to $1.70 of diluted earnings per share from continuing operations.”

In addition, Erickson announced that Otter Tail Corporation once again has been listed in Mergent’s Dividend Achievers, which each year recognizes those companies that consistently reward their shareholders through outstanding records of dividend increases. To qualify as a dividend achiever, a company must have raised its annual cash dividend for at least 10 consecutive calendar years. The 2005 Dividend Achievers Index consists of 314 stocks. Otter Tail Corporation has paid dividends on its common stock each quarter since 1938 without interruption or reduction and has increased its dividends annually since 1975.

Segment Performance Summary

Electric

Net income in the electric segment for the quarter ended March 31, 2005 was $7.8 million compared with net income of $10.0 million for the quarter ended March 31, 2004. The decrease in net income between the periods is due to:

•	Higher operating and maintenance expenses due to increased wages and employee benefit costs

•	Decreases in the volume of forward energy purchases and sales contracts.

Retail revenues were $63.3 million for the quarter ended March 31, 2005 compared with $63.1 million for the quarter ended March 31, 2004. Wholesale electric revenues from company-owned generation were $4.2 million in both quarters. While wholesale revenues from company-owned generation were the same between the periods, there was a 15.1% decrease in kwh sales between the periods offset by a 18.6% increase in the price per kwh sold. Net revenue from the resale of purchased power, including net gains on forward energy contracts, decreased from $2.0 million in 2004 to $0.8 million in 2005, which is reflective of a 58.5% decrease in the volume of purchased power resold and a decrease in the volume of forward energy purchases and sales contracts entered into in anticipation of the MISO electric market initiation in April 2005. Other electric operating revenues increased $1.6 million between the quarters primarily related to an increase in the volume of contracted electrical construction work provided to other companies in the first quarter of 2005 compared to the first quarter of 2004.

Plastics

Net income for the plastics segment was $2.6 million for the quarter ended March 31, 2005 compared with $0.6 million for the quarter ended March 31, 2004. Plastics revenues increased $5.7 million despite a 16.0% decrease in pounds of PVC pipe sold between the periods. The decrease in pounds sold was offset with a 41.9% increase in the price per pound of PVC pipe sold. The cost of PVC resin, the main ingredient in PVC pipe, increased 28.3% between the periods.

Manufacturing

The manufacturing segment had net income of $1.0 million for the quarter ended March 31, 2005 compared with net income of $0.2 million for the quarter ended March 31, 2004. Revenues were $57.2 million for the first quarter of 2005 compared with $43.9 million in the first quarter of 2004. The revenue increase was due to increases in unit sales and sales of higher-priced products, along with corresponding price adjustments to cover higher raw component costs. BTD Manufacturing, Inc., the corporation’s metal fabrication business, delivered $6.5 million in increased revenues and $0.2 million in increased net income. The increase in BTD revenues reflects higher levels of production and increases in product prices related to a rise in material costs. DMI Industries, Inc., the corporation’s manufacturer of wind towers and structural steel products, increased revenues by $4.1 million and increased net earnings by $0.3 million due to increased production and sales activity, and continued improvements in productivity and capacity utilization. T.O. Plastics, Inc., the corporation’s manufacturer of thermoformed plastics and horticultural products, increased revenues by $0.7 million and net earnings by $0.3 million due to an increase in sales of higher-priced products, partially offset by a decrease in sales of lower-priced products. Net income from ShoreMaster, Inc., the corporation’s manufacturer of waterfront equipment, decreased $0.1 million in the first quarter of 2005 compared to the first quarter of 2004.

Health Services

Net income in the health services segment was $0.8 million for the quarter ended March 31, 2005 compared with net income of $0.1 million for the quarter ended March 31, 2004. Scanning and other related service revenues increased $2.9 million while revenues from equipment sales and service decreased $0.8 million between the periods. Improved operating efficiencies in the imaging business, along with service cost reductions and asset refinancings, have contributed to improved results in the health services segment over the first quarter of 2004.

Food Ingredient Processing

First quarter 2005 results for the corporation’s food ingredient processing segment, established as a result of the acquisition of Idaho Pacific Holdings, Inc. in August 2004, were operating revenues of $9.3 million, operating income of $1.2 million and net income of $0.7 million.

Other Business Operations

Other business operations had a net loss of $1.9 million for the quarter ended March 31, 2005 compared with a net loss of $2.8 million for the quarter ended March 31, 2004. This $0.9 million improvement reflects an increase in net income of $0.3 million at the corporation’s flatbed trucking company, a reduction in first quarter losses of $0.3 million at the corporation’s construction companies and $0.3 million in reduced corporate overhead costs.

Discontinued Operations

Discontinued operations includes the operating results of MIS, the corporation’s telecommunications company located in Parkers Prairie, Minnesota and SGS, the corporation’s structural steel fabricator located in St. George, Utah. Along with the announced agreement to sell MIS to Arvig Enterprises, Inc., which is pending approval by regulatory agencies, the corporation also is negotiating with a buyer to sell SGS. Discontinued operations consists of two components: net income on earnings from discontinued operations was $0.5 million for the first quarter of 2005 compared with net income of $49,000 for the first quarter of 2004. Additionally, discontinued operations includes a provision for an after-tax loss that is expected on the sale of SGS in the amount of $1.6 million based on the expected sales price and the costs of disposition.

2005 Outlook

The corporation reaffirms its 2005 earnings guidance in the range of $1.50 to $1.70 of diluted earnings per share from continuing operations. Total earnings, which include expected earnings, gains and losses from discontinued operations, are expected to be in the range of $1.80 to $2.00 of diluted earnings per share.

Contributing to the earnings guidance for 2005 are the following items:

•	The corporation expects solid performance in the electric segment in 2005 although net income is anticipated to be lower than 2004 levels. This is primarily because of uncertainty in the wholesale electric markets due to the implementation of MISO electric markets on April 1, 2005 and anticipated increases in transmission service costs. Regulated returns in 2005 for the electric segment are expected to be consistent with authorized levels.

•	The corporation expects the plastics segment will perform well in 2005 due to continuing strong demand in the southwestern region of the country and sustained high PVC resin prices. 2005 net income for this segment is expected to be similar to 2004 net earnings levels.

•	The improving economy, continued enhancements in productivity and capacity utilization, and the extension of the Production Tax Credit are expected to result in increased net income in the corporation’s manufacturing segment.

•	The health services segment is expected to grow net income in 2005 as the corporation continues to realize earnings improvement from its imaging business.

•	The corporation expects its food ingredient processing business to generate net income in the range of $2.9 million to $3.8 million for the year ending December 31, 2005. The drop in expected earnings from original guidance is due to projected reduction in sales volumes over original expectations as the potato industry is experiencing unusual and unfavorable conditions in potato inventories. Energy costs are also expected to be higher than initially anticipated.

•	The other business operations segment is expected to show improved results over 2004 due to the improving economy. The extension of the Production Tax Credit is expected to have a positive impact on the corporation’s electrical contracting business.

•	The corporation’s outlook reflects the impact of not applying the reporting requirements of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, until the required adoption date for the corporation of January 1, 2006 as established by the Securities and Exchange Commission rule issued in April 2005. Contributing to overall earnings guidance for 2005 is an anticipated gain on the sale of MIS and the recorded loss related to the sale of SGS.

Risk Factors and Forward Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including the 2005 outlook, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

•	The corporation is subject to government regulations and actions that may have a negative impact on its business and results of operations.

•	Weather conditions can adversely affect the corporation’s operations and revenues.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.

•	The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in poor financial performance.

•	Competition is a factor in all of the corporation’s businesses.

•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.

•	Volatile financial markets could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations of this segment. This segment could also be impacted by foreign currency changes between Canadian and United States currency and prices of natural gas.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for polyvinyl chloride (PVC) resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business.

•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation

Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services, food ingredient processing and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months ended March 31, 2005 and 2004 in the attached financial statements.

Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three months ended March 31, 2005 and 2004
In thousands, except share and per share amounts
(Unaudited)

	Quarter Ended March 31,
	2005	2004
Operating revenues by segment:
Electric	$73,483	$72,855
Plastics	32,155	26,436
Manufacturing	57,234	43,884
Health services	27,798	25,676
Food ingredient processing	9,255	—
Other business operations	34,897	33,515
Intersegment eliminations	(984)	(713)

Total operating revenues	233,838	201,653
Operating expenses:
Fuel and purchase power	26,715	25,519
Nonelectric cost of goods sold (excludes depreciation; included below)	124,828	104,593
Electric operating and maintenance expense	26,591	23,766
Nonelectric operating and maintenance expense	23,239	21,064
Depreciation and amortization	11,435	10,583

Total operating expenses	212,808	185,525
Operating income (loss) by segment:
Electric	14,077	17,634
Plastics	4,638	1,289
Manufacturing	2,506	974
Health services	1,526	424
Food ingredient processing	1,202	—
Other business operations	(2,919)	(4,193)

Total operating income - continuing operations	21,030	16,128
Interest charges	4,585	4,390
Other income	194	11
Income taxes - continuing operations	5,623	3,539
Net income (loss) by segment - continuing operations:
Electric	7,753	9,986
Plastics	2,637	639
Manufacturing	970	249
Health services	782	101
Food ingredient processing	741	—
Other business operations	(1,867)	(2,765)

Total net income - continuing operations	11,016	8,210
Discontinued operations
Income from discontinued operations - net of taxes of $355 in 2005 and $35 in 2004	531	49
Loss on expected disposal of discontinued operations - net of tax of ($1,051)	(1,576)	—

Net (loss) income from discontinued operations	(1,045)	49

Total net income	9,971	8,259
Preferred stock dividend	184	184

Balance for common:	$9,787	$8,075

Average number of common shares outstanding-basic	29,126,096	25,793,041
Average number of common shares outstanding-diluted	29,230,188	25,936,219
Basic earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.37	$0.31
Discontinued operations	$(0.03)	$—

	$0.34	$0.31
Diluted earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.37	$0.31
Discontinued operations	$(0.04)	$—

	$0.33	$0.31

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(Unaudited)

	March 31,	December 31,
	2005	2004
Current assets
Cash and cash equivalents	$—	$—
Accounts receivable:
Trade—net	121,882	116,878
Other	7,925	9,872
Inventories	99,664	74,829
Deferred income taxes	4,854	4,858
Accrued utility revenues	14,504	15,344
Costs and estimated earnings in excess of billings	14,580	18,145
Other	14,532	7,824
Assets held for sale from discontinued operations	25,415	27,410

Total current assets	303,356	275,160

Investments and other assets	42,853	42,655
Goodwill—net	95,219	92,196
Other intangibles—net	20,757	19,674

Deferred debits:
Unamortized debt expense and reacquisition premiums	7,059	7,291
Regulatory assets and other deferred debits	15,799	16,692

Total deferred debits	22,858	23,983

Plant
Electric plant in service	892,528	890,200
Nonelectric operations	215,545	209,240

Total	1,108,073	1,099,440
Less accumulated depreciation and amortization	443,387	437,429

Plant—net of accumulated depreciation and amortization	664,686	662,011
Construction work in progress	18,290	18,469

Net plant	682,976	680,480

Total	$1,168,019	$1,134,148

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(Unaudited)

	March 31,	December 31,
	2005	2004
Current liabilities
Short-term debt	$55,839	$39,950
Current maturities of long-term debt	5,680	6,055
Accounts payable	95,887	85,100
Accrued salaries and wages	13,340	17,475
Accrued federal and state income taxes	6,566	3,682
Other accrued taxes	12,579	11,395
Other accrued liabilities	14,558	10,417
Liabilities from discontinued operations	6,321	7,710

Total current liabilities	210,770	181,784

Pensions benefit liability	16,947	16,703
Other postretirement benefits liability	25,625	25,053
Other noncurrent liabilities	12,905	11,874

Deferred credits
Deferred income taxes	120,524	121,334
Deferred investment tax credit	10,189	10,477
Regulatory liabilities	56,971	56,909
Other	1,548	1,662

Total deferred credits	189,232	190,382

Capitalization
Long-term debt, net of current maturities	260,334	261,810
Class B stock options of subsidiary	1,832	1,832
Cumulative preferred shares	15,500	15,500

Cumulative preference shares - authorized 1,000,000 shares without par value; outstanding - none	—	—

Common shares, par value $5 per share	145,728	144,885
Premium on common shares	90,838	87,865
Unearned compensation	(2,252)	(2,577)
Retained earnings	201,055	199,427
Accumulated other comprehensive loss	(495)	(390)

Total common equity	434,874	429,210

Total capitalization	712,540	708,352

Total	$1,168,019	$1,134,148